EXHIBIT 8.1

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas, 15th Floor

New York, New York 10019

December 6, 2016

Cemtrex, Inc.

19 Engineers Lane

Farmingdale, New York 11735

Ladies and Gentlemen:

We are acting as counsel to Cemtrex, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 of the Company pursuant to the Securities Act of 1933, as amended (the “Act”), originally filed with the Securities and Exchange Commission (the “SEC”) on August 29, 2016, as amended by Amendment No. 1 filed on November 4, 2016, Amendment No. 2 filed on November 23, 2016 and Amendment No. 3 filed on December 6, 2016 (as amended and supplemented, the “Registration Statement”). The Registration Statement covers: (i) 4,912,054 nontransferable subscription rights to be distributed in connection with a rights offering by the Company to the holders of record as of the close of business on the record date declared by the Board of Directors of its common stock, par value $0.001 per share (the “Common Stock”), to purchase up to 1,500,000 units, consisting of 1,500,000 shares of the Company’s series 1 preferred stock, par value $0.001 per share (the “Series 1 Preferred Stock”), and five-year warrants to purchase up to 3,000,000 shares of Common Stock (the “Warrants”); (ii) up to 3,000,000 shares of Common Stock issuable upon the exercise of the Warrants; and (iii) 450,000 shares of Series 1 Preferred Stock issuable as payment-in-kind dividends.

In connection with this opinion letter, we have examined the Registration Statement, certain oral and written representations of the Company provided to us, and such other documents, records and instruments as we have considered appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Our opinion as to United States federal income tax matters is as set forth in the prospectus included in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences to U.S. Holders,” subject to the qualifications set forth therein.

We hereby consent to the use of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us under the caption “Material U.S. Federal Income Tax Consequences to U.S. Holders” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP